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Exhibit 5-6

             INSTRUMENT OF APPOINTMENT OF ADMINISTRATIVE RECEIVERS

We, Wexford Management LLC, as agents for Wexford Capital Partners II, L.P., Wexford Partners I, L.P., Wexford Special Situations 1996, L.P., Wexford Special Situations 1996 Institutional, L.P., Wexford Special Situations 1996 Limited and Wexford-Euris Special Situations 1996, L.P. ("Lenders") under and in accordance with the provisions of a debenture dated 25 February 1999

Hereby appoint Angus Matthew Martin and Ian Brown of Deloitte & Touche, chartered accountants of 10/12 East Parade, Leeds, LS1 2AJ to be administrative receivers of the undertaking, property and assets of Wahlco Engineered Products Limited (Company Number 526365) comprised and charges to us by the said debenture so that the said administrative receivers may exercise all the powers conferred by the said debenture.

Any act required or authorized to be done by the administrative receivers is to be done by any one or more of the administrative receivers for the time being holding office.

For and on behalf of Wexford Management LLC



Dated the 15/th/ day of December 1999      /S/ Arthur H. Amron, General Counsel